Exhibit 11 under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K

INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees and Shareholders of The Virtus Funds

We consent to the incorporation by reference in Post-Effective Amendment No. 16 to Registration Statement 33-36451 of The Virtus Funds (comprising the following portfolios: The U.S. Government Securities Fund, The Style Manager: Large Cap Fund, The Style Manager Fund, The Virginia Municipal Bond Fund, The Maryland Municipal Bond Fund, The Treasury Money Market Fund, The Money Market Fund, and The Tax-Free Money Market Fund) of our report dated November 7, 1997 appearing in the Annual Report to Shareholders of The Virtus Funds for the year ended September 30, 1997, and to the references to us under the heading "Financial Highlights" in the Prospectuses, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
November 21, 1997